Exhibit 10.3
Letter of Intent
between
Bratney Companies
3400 109th Street
Des Moines, IA 50322
Hereinafter referred to as “Contractor/Engineer”
and
Northwest Iowa Renewable Energy LLC
of
Akron, IA
Hereinafter referred to as “Owner”

Letter of Intent Agreement
This letter of Intent Agreement confirms Owner’s intention to enter into a contract agreement with Contractor/Engineer for Contractor/Engineer to provide “Connemann Diesel” process technology, engineering, design, procurement, and construction services necessary to build and commission a 60 million gallon per year Biodiesel production facility with associated glycerine recovery in Akron, IA.
This Agreement authorizes Contractor/Engineer to begin preliminary engineering and design work to that end as defined in a Phase 1 Engineering Services Contract. The scope of work in Phase 1 Engineering is aimed at defining sufficient project detail and scope and associated costs to reach a firm price and develop a construction contract with the Owner.
With this signed Letter of Intent and the associated Phase 1 Engineering Services Agreement, and payment by the Owner, the Contractor/Engineer will develop process flow sheets, flow diagrams, mass and energy balance calculations, utility requirements and consumptions, develop a plant lay-out, define a detailed project scope definition, generate an equipment list, and a project schedule. All needed equipment will be appraised for procurement lead-time requirements. In addition, the Contractor/Engineer will assist the Owner’s Environmental Engineer by providing information needed to permit the facility’s construction and operation by state agencies. The internal layout of the equipment in an enclosed process building will be defined.
The target completion date for this Phase 1 Engineering is 3-5 months from the date of this signed agreement.
Owner agrees to compensate Contractor/Engineer in the sum of $400,000 for the above services. This amount will be fully credited to the “turn-key” contract price for the facility.
Should the Owner elect to not move forward with Contractor/Engineer beyond the Phase 1 work list or to cancel work prior to completion of Phase 1 activities, Contractor/Engineer will retain ownership of all technology specific information (process equipment and chemistry specific information such as mass and energy balances, metallurgy, process conditions and layout of process equipment) generated to that date of cancellation of work. Non-technology specific information (site lay-out, logistics information, rail design, office layout and environmental information already provided) developed will be given to the Owner. Unused portions of the initial payment will be refunded to the Owner as well.

IN WITNESS THEREOF the parties have caused this letter of Intent to be executed by their respective authorized representatives.

7-12-06	9/7/06

Date	Date

/s/ John E. Lucken	/s/ Dwain A. Dodson

For and in behalf of Owner	For and in behalf of Engineer